UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 17, 2009

FAMOUS DAVE’S OF AMERICA, INC.
(Exact Name of Registrant as Specified in Charter)

Minnesota	0-21625	41-1782300
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12701 Whitewater Drive, Suite 200
Minnetonka, MN	55343
(Address of Principal Executive Offices)	(Zip Code)
(952) 294-1300
(Registrant’s telephone number, including area code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry into a Material Definitive Agreement.
     On December 17, 2009, the Company entered into an asset purchase agreement (the “Purchase Agreement”) with North Country BBQ Ventures, Inc. and its subsidiaries (collectively referred to as “North Country”) pursuant to which the Company has agreed, subject to specified terms and conditions, to purchase the assets comprising nine restaurants currently operated by North Country in the New Jersey, New Hampshire and New York areas (the “Restaurants”). The Company may severally elect to exclude from the acquisition the assets comprising three of the Restaurants (the “Excluded Restaurants”) if the real estate leases for such Excluded Restaurants are not amended to the Company’s satisfaction. North Country currently owns and operates all nine Restaurants under the “Famous Dave’s of America” brand name pursuant to existing franchise agreements with the Company. The Purchase Agreement constitutes a stalking horse bid in a sale process being conducted under Section 363 of Chapter 11 of the U.S. Bankruptcy Code. As such, the Company’s acquisition of the Restaurants will be subject to, among other things, approval by United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”) and a subsequent auction process in which other interested buyers may submit competing bids for North Country’s assets.
     Pursuant to the Purchase Agreement, the Company has agreed to purchase substantially all of the property and assets owned by North Country and used in the operation of the Restaurants for a cash purchase price equal to $5,000,000. If the Company elects to exclude any of the Excluded Restaurants from the acquisition, the total amount of the cash purchase price will be reduced, by up to $490,000 if all three of Excluded Restaurants are excluded. Certain cure amounts required to be paid pursuant to applicable provisions of the United States bankruptcy laws and resulting from North Country’s assumption and assignment to the Company of certain real estate leases and franchise agreements will be deducted from the total cash purchase price at closing and remitted directly to the party entitled to payment thereof. Except for such cure amounts, and future obligations under the real estate leases for each Restaurant location, the Company will not assume liabilities of North Country.
     The Purchase Agreement may be terminated prior to closing by mutual consent of the Company and North Country, and will be terminated automatically if the Company is not approved by the Bankruptcy Court as the stalking horse purchaser of North Country’s assets. In addition, either the Company or North Country may terminate the Purchase Agreement prior to closing if the Company is outbid at auction for North Country’s assets. Subject to the Bankruptcy Court approving the Company as the stalking horse purchaser of North Country’s assets and adopting certain auction procedures outlined in the Purchase Agreement, the Company will be entitled to a $150,000 “break-up fee” if the Bankruptcy Court does not approve the Company as the purchaser of North Country’s assets as a result of being outbid at the auction. The amount of the break-up fee will be increased to $250,000 if the existing franchise agreements for the Restaurants are not assumed by North Country and assigned to the winning bidder at the auction.
     The Purchase Agreement contains representations, warranties, covenants and agreements as are customary for a transaction of this size and nature. Closing of the contemplated transaction will be contingent upon, among other things, receipt of approval from the Bankruptcy Court, the accuracy of representations and warranties and the satisfaction of other customary closing conditions. The Company expects that the sale process will be completed during the first quarter of 2010 and the Company expects that the Restaurants will remain open throughout the process.
     The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement itself, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. The benefits of the representations and warranties set forth in the Purchase Agreement are intended to be relied upon by the parties to the Purchase Agreement only, and do not constitute continuing representations and warranties of the Company to any other party or for any other purpose.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
10.1	Asset Purchase Agreement dated as of December 17, 2009 by and among Famous Dave’s of America, Inc. and North Country BBQ Ventures, Inc. and subsidiaries of North Country BBQ Ventures, Inc.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Famous Dave’s of America, Inc.
Date: December 18, 2009	By:	/s/ Diana G. Purcel
		Name:	Diana G. Purcel
		Title:	Chief Financial Officer and Secretary